UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150
Richmond, VA 23235
(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 17, 2009, the Board of Directors (the “Board”) of Colfax Corporation (the “Company”) increased the size of the Board from eight to nine members and appointed Rhonda L. Jordan to serve as a director of the Company.  Ms. Jordan has also been appointed to the Board’s compensation committee, and Thomas Gayner has resigned from the compensation committee effective upon Ms. Jordan’s appointment thereto.

There are no arrangements or understandings between Ms. Jordan and any other person pursuant to which she was selected as a director.  Further, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Jordan or any related person had or will have a direct or indirect material interest.

Consistent with the terms of the Company’s director compensation package for non-employee directors, Ms. Jordan received a grant of 5,556 restricted stock units upon her appointment to the Board.  These restricted stock units will vest in three equal installments on the first three anniversaries of the grant date.  Ms. Jordan will also receive an annual cash retainer of $35,000 and an annual equity award of $60,000 in restricted stock units at the time of the Company’s annual shareholders meeting, which award will vest in three equal installments on the first three anniversaries of the grant date.  The Board has approved a director deferred compensation plan which will allow Ms. Jordan to receive, at her discretion, deferred stock units in lieu of her annual cash retainer and meeting fees.

In connection with Ms. Jordon’s appointment to the Board, she and the Company have entered into the Company’s standard form of indemnification agreement for executive officers and directors, the form of which was previously filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 (File No. 333-148486).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: February 23, 2009	By:	/s/ JOHN A. YOUNG
	Name:	John A. Young
	Title:	President and Chief Executive Officer